UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(Date of earliest event reported): April 13, 2007

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 13, 2007 Imperial Petroleum, Inc. (the “Company”) entered into a two-year credit facility (“Credit Facility”) in the amount of $15.4 million (of which $15.0 million is structured as a revolving line of credit and $0.4 million is structured as a term loan). The Credit Facility is contained within a Credit Agreement dated April 13, 2007 by and between the Company and D.B. Zwirn Special Opportunities Fund, LP, a Delaware Limited Partnership (“Zwirn”); Bank of Oklahoma; and, Bernard National Loan Investors, Ltd.

The proceeds of the new Credit Facility will be used for the following purposes: (a) to refinance senior indebtedness of the Company; (b) to complete the acquisition of certain additional oil and gas wells and interests (including the acquisition set forth below); (c) to post a required bond for the Coquille Bay Site Specific Trust Bond obligation of the Company; and, (d) to fund the Company’s ongoing developmental needs and for general working capital purposes.

In connection with the closing of the Credit Facility, the Company additionally closed a Purchase and Sales Agreement on April 13, 2007 which provided for the acquisition of certain (non-producing) oil and gas assets acquired from Caltex Energy Company, a Texas general partnership for a cash payment in the amount of $300,000 (the “Asset Purchase”). In connection with the Asset Purchase, the Company will become the operator of approximately 31 oil wells located in Robinson Survey Area of Guadalupe County, State of Texas.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following Exhibits to the report are furnished herewith:

Exhibit Number	Description of Exhibit

99.1	Press Release issued by the Company dated April 16, 2007

99.2	Purchase and Sales Agreement Dated December 1, 2006 (and as further amended) by and between the Company, as purchaser, and Caltex Energy Company, as seller.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/s/ Jeffrey T. Wilson
Jeffrey T. Wilson Title: President

Dated: April 18, 2007